Exhibit 10.1


                                  NELNET, INC.
                      AMENDED EXECUTIVE OFFICERS BONUS PLAN
                          (Effective November 14, 2006)

1. PURPOSE. Nelnet, Inc. has established this Nelnet, Inc. Executive Officers Bonus Plan in order to provide the Company's Co-Chief Executive Officers with an opportunity to earn annual bonus compensation based upon the Company's consolidated net income before taxes, as an incentive and reward for their leadership, ability and exceptional services.

2. DEFINITIONS. For purposes of the Plan, the following terms shall be defined as set forth below:

        a. "Award" means the amount of bonus compensation to which an Eligible Employee is entitled for each Plan Year in accordance with sections 4 and 5 of the Plan.

        b. "Base Net Income" means the Company's annual base net income for the Plan Year as calculated and reported in the Company's earnings releases and filings.

        c. "Base Net Income Per Share" means Base Net Income divided by weighted average basic number of common shares outstanding as of the end of the Plan Year.

        d.      "Board" means the Board of Directors of the Company.

        e. "Code" means the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder.

        f.      "Committee" means the Compensation Committee of the Board.

        g. "Company" means Nelnet, Inc., a Nebraska corporation, or any successor corporation.

        h. "Eligible Employee" means each of the Co-Chief Executive Officers of the Company.

        i. "Plan" means the Nelnet, Inc. Executive Officers Bonus Plan, as amended from time to time.

        j. "Plan Year" means a calendar year or such other period established by the Committee.

        k. "Investment Grade Credit Rating" means a credit rating by Standard & Poor's and Moody's Investor Services of "BBB" or higher.

3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable and to interpret the terms and provisions of the Plan. All determinations made by the Committee with respect to the Plan and Awards thereunder shall be final and binding on all persons, including the Company and all Eligible Employees.
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4.      DETERMINATION OF AWARDS. The amount of the Award payable to each
        Eligible Employee for each Plan Year shall equal $500,000 for every $1.00 of Base Net Income Per Share for the Plan Year, or the pro-rata share thereof. For example if Base Net Income Per Share equals $2.50 the Award to each Eligible Employee would equal $1,250,000. Notwithstanding the forgoing, Eligible Employees shall not be entitled to any Award in any Plan Year in which the Company fails to maintain an Investment Grade Credit Rating.

5. PAYMENT OF AWARD. The Award of each Eligible Employee for a Plan Year shall be paid in cash after the Company's earnings for the Plan Year have been finalized and announced to the public. If an Eligible Employee dies after the end of a Plan Year but before receiving payment of any Award, the amount of such Award shall be paid to a designated beneficiary or, if no beneficiary has been designated, to the Eligible Employee's estate, in the form of a lump sum payment in cash as soon as practicable after the Award for the Plan Year has been determined.

6. NONTRANSFERABILITY. No Award or rights under this Plan may be transferred assigned other than by will or by the laws of descent and distribution.

7. AMENDMENTS AND TERMINATION. The Board may terminate the Plan at any time and may amend it from time to time; provided, however, that no termination or amendment of the Plan shall adversely affect the rights of an Eligible Employee or a beneficiary to a previously earned Award.

8.      GENERAL PROVISIONS.

        a. Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan or any Award hereunder shall confer upon an Eligible Employee any right to continued employment.

        b. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

9.      EFFECTIVE DATE. The Amended Plan shall be effective as of January 1,
        2007.